Exhibit 2.1 – Merger Agreement

AGREEMENT AND PLAN OF MERGER

dated as of

July 25, 2017

among

COOLTECH HOLDING CORP.,

INFOSONICS CORPORATION

and

INFOSONICS ACQUISITION SUB, INC.

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 25, 2017 among Cooltech Holding Corp., a Nevada corporation (the “Company”), Infosonics Corporation, a Maryland corporation (“Parent”), and Infosonics Acquisition Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”). Parent, Merger Subsidiary, and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H :

WHEREAS, the transactions contemplated hereby (the “Transactions”), including the merger of Merger Subsidiary with and into the Company (the “Merger”), and the transactions contemplated by the other Transaction Documents (the “Other Transactions”), are permitted under Nevada Law, applicable federal and state securities laws, and any other Law;

WHEREAS, Parent is a public company that has securities registered with the SEC and is subject to periodic reporting and other requirements set out in the 1934 Act and any additional reporting or other requirements imposed by the American or international public securities exchanges (if any) on which Parent’s securities are listed;

WHEREAS, the respective Boards of Directors of the Company and Merger Subsidiary have approved and deemed it advisable that the respective shareholders of the Company and Merger Subsidiary approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent as the sole shareholder of Merger Subsidiary, has adopted this Agreement pursuant to a written consent conditioned upon the execution of this Agreement by Merger Subsidiary (the “Merger Subsidiary Consent”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, the Company is entering into a Voting Agreement with Joseph Ram, the holder of approximately 31% of the issued and outstanding voting capital stock of Parent, a copy of which is attached as Exhibit A hereto (the “Voting Agreement”);

WHEREAS, on the date hereof, Parent will enter into those certain Stock Purchase Agreements (the “Stock Purchase Agreements”), and as a condition hereto, with investors for sale by Parent (the “Financing Transactions”) of: (A) 2,500,000 shares of its Common Stock at a purchase price of $0.40 per share in a transaction registerd pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-204469) and Warrants to purchase 2,500,000 shares of Common Stock as set forth in the purchase agreements therefore (the “Initial Tranche”); and (B) 4,375,000 shares of its unregistered Common Stock at a purchase price of $0.40 per share and Warrants to purchase 4,375,000 shares of Common Stock, to be issued at Closing as set forth in the purchase agreements therefor with the proceeds to be held in escrow (the “Second Tranche”) for release upon Closing (the “Second Tranche”, and together with the Initial Tranche, the “Stock Purchase”; the Initial Tranche Warrants and Second Tranche Warrants, collectively, the “Coverage Warrants”);

WHEREAS, the parties hereto desire for U.S. federal income tax purposes that the Merger and Financing Transactions are intended to qualify as a tax-free reorganization described in Section 368(a)(1)(A), by reason of Section 368(a)(2)(E), of the Code, and that this Agreement constitute a “plan of reorganization” within the meaning of Section 368(a) of the Code

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation, acquisition of assets, acquisition of equity or other business combination involving Parent or any proposal or offer, in each case that would result in the acquisition in any manner of more than fifteen percent (15%) of the voting power in, or more than fifteen percent (15%) of the fair market value of the business, assets or deposits of, Parent, other than the transactions contemplated by this Agreement.

“Adverse Recommendation Change” has the meaning set forth in Section 7.03(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, including, in the case of any Person who is an individual, his or her spouse or domestic partner, any of his or her descendants (lineal or adopted) or ancestors, and any of their respective spouses or domestic partners.

“Agreement” has the meaning set forth in the preamble.

“Amendment to the Articles” means an amendment to the Parent’s articles of incorporation that increases the number of shares of Parent Stock authorized for issuance in an amount sufficient to consummate the Merger and the Other Transactions.

“Applicable Law” means, with respect to any Person, any federal, state or local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, judicial decision, governmental restriction or other similar requirement or restriction enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or its assets or properties, in each case, as amended, codified or reenacted, in whole or in part, unless expressly specified otherwise.

“Articles of Merger” has the meaning set forth in Section 2.01(c).

“Benefits Continuation Period” has the meaning set forth in Section 7.06(a).

“Binding Financing Obligations” has the meaning set forth in Section 6.06.

“Board Re-Composition” has the meaning set forth in Section 7.07.

“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Capitalization Reference Date” has the meaning set forth in Section 4.05(a).

“Certificates” has the meaning set forth in Section 2.04(a).

“Closing” has the meaning set forth in Section 2.01(b).

“Closing Date” has the meaning set forth in Section 2.01(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock of Parent.

“Company” has the meaning set forth in the preamble.

“Company Balance Sheet” means the consolidated balance sheets of the Company as of the Company Balance Sheet Date and the footnotes thereto.

“Company Balance Sheet Date” means December 31, 2017.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Employee Plan” means any material employee benefit plan, program or arrangement (including any material “employee benefit plan” as defined in Section 3(3) of ERISA) sponsored or contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, or director of the Company or any of its Subsidiaries; provided, however, that the term “Company Benefit Plan” will not include any employee benefit plan, program or arrangement that is mandated or maintained by a Governmental Authority.

“Company International Plan” has the meaning set forth in Section 4.18(i).

“Company Material Adverse Effect” means, with respect to the Company, a material adverse effect on (i) the condition (financial or otherwise), business, liabilities, assets or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) the Company’s ability to consummate the transactions contemplated by this Agreement, excluding, with respect to clause (i), any effect resulting from (A) changes in the financial or securities markets or general economic or political conditions in the United States or any other country or region not having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate, (B) changes (including changes of Applicable Law or GAAP) or conditions generally affecting the industry in which the Company and its Subsidiaries operate and not specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, (C) acts of war, sabotage or terrorism (or any escalation with respect thereto) or natural disasters involving the United States of America or any other country or region not having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate, (D) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (E) any failure by the Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (E) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such failure independently constitutes or contributes to a Company Material Adverse Effect), (F) any action taken (or omitted to be taken) by the Company at the written request or with the written consent of Parent or (G) any action taken by the Company or any of its Subsidiaries that is expressly required by this Agreement.

“Company Related Party” means any of the present and former directors, managers, officers, members, equityholders or partners of the Company or any of its Subsidiaries.

“Company Return” means any Tax Return of, with respect to or that includes the Company or any of its Subsidiaries.

“Company Securities” has the meaning set forth in Section 4.05(b).

“Company Shareholder” means a holder of shares of capital stock of the Company.

“Company Stock” means the common stock, $0.0001 par value per share and Series A Convertible Preferred Stock, $0.0001 par value per share, of the Company.

“Company Subsidiary Securities” has the meaning set forth in Section 4.06(b).

“Continuing Employee” has the meaning set forth in Section 7.06(a).

“Coverage Warrant” has the meaning set forth in the recitals.

“D&O Insurance” has the meaning set forth in Section 7.04(c).

“Effective Time” has the meaning set forth in Section 2.01(c).

“Employee Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, any employment, severance or similar contract, plan, arrangement or policy (other than offer letters, employment agreements and similar contracts that do not provide for severance and that are terminable at will) and any other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance programs, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits.

“End Date” has the meaning set forth in Section 10.01(b)(i).

“Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority or other third party, relating to pollution or the protection of human health and safety or the environment, including those related to the manufacture, processing, distribution, use, treatment, storage, disposal, recycling (including product take back or end-of-life requirements), transport or handling of hazardous or toxic substances, wastes or materials.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, is treated as a single employer under Section 414 of the Code.

“Exchange Agent” has the meaning set forth in Section 2.04(a).

“Exchange Agent Agreement” has the meaning set forth in Section 2.04(a).

“Financing Documents” means the Stock Purchase Agreement and the Warrant Agreement.

“Financing Transactions” has the meaning set forth in the recitals.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any toxic or hazardous substance or material, pollutant, contaminant, waste or chemical defined in or regulated under any Environmental Law, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos, asbestos-containing material, mold and electronic waste, or any radioactive, ignitable, corrosive or reactive substance or material having any constituent elements displaying any of the foregoing characteristics.

“Indemnified Person” has the meaning in Section 7.04(a).

“Initial Tranche” has the meaning set forth in the recitals.

“Intellectual Property” means (i) trademarks, service marks, brand names, certification marks, trade dress, logos, trade names and corporate names, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) inventions and discoveries, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, in any jurisdiction, patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction and all improvements to the inventions disclosed in each such patent or patent application, (iii) Trade Secrets, (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights and (vi) any similar intellectual property or proprietary rights.

“Intervening Event” means any material event, circumstance, change, effect, development or condition related to the Company occurring or arising after the date of this Agreement that was not known to, nor reasonably foreseeable by, the Special Committee (or the material consequences were not known or reasonably foreseeable), as of or prior to the date of execution of this Agreement and did not result from or arise out of the announcement or pendency of, or any actions required to be taken (or to be refrained from being taken) pursuant to, this Agreement; provided, however, that the occurrence of a material event, circumstance, change, effect, development or condition related to the Company shall not constitute an Intervening Event if such event, circumstance, change, effect, development or condition: (i) generally affects the economy, the financial or securities markets, or political, legislative or regulatory conditions in the United States; (ii) relates to the receipt, existence or terms of an Acquisition Proposal, (iii) relates to any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other law of or by any national, regional, state or local Governmental Authority, or market administrator or (iv) affects the industry generally in which the Company operates.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).

“Knowledge” means (i) with respect to the Company, the knowledge of all officers and directors of the Company after reasonable inquiry of the Company’s and its Subsidiaries’ upper level management, (ii) with respect to any other Person that is not an individual, the knowledge of such Person’s officers after reasonable inquiry and (iii) with respect to any individual, the actual knowledge of such Person.

“Lease” has the meaning set forth in Section 4.14(b).

“Letter of Transmittal” has the meaning set forth in Section 2.04(a).

“Lien” means, all with respect to any property or asset, any , mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of a property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Lost Certificate Affidavit” has the meaning set forth in Section 2.08.

“Material Contract” has the meaning set forth in Section 4.21(b).

“Maryland Corporate Counsel” means a regionally-recognized law firm selected by the Special Committee that has an office located in the State of Maryland and is experienced in Maryland corporate matters, including the legal duties of directors of a Maryland corporation, to serve as special counsel to the Special Committee with respect to an Intervening Event and matters arising therefrom; provided, however, that, the law firm serving as special counsel to the Special Committee as of the date of execution of this Agreement shall be disqualified from serving as Maryland Corporate Counsel with respect to an Intervening Event and matters arising therefrom.

“Merger Consideration” has the meaning set forth in Section 2.03(a).

“Merger Subsidiary” has the meaning set forth in the preamble.

“Merger Subsidiary Consent” has the meaning set forth in the recitals.

“MGCL” means the Maryland General Corporation Law.

“Multiemployer Plan” has the meaning set forth in Section 4.18(c).

“Net Cash” has the meaning set forth in Section 9.01(f).

“Nevada Law” means the Nevada Revised Statutes.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Other Transactions” has the meaning set forth in the recitals.

“Parent” has the meaning set forth in the preamble.

“Parent Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement) or agreement in principle with respect to any Acquisition Proposal.

“Parent Balance Sheet” means the consolidated balance sheets of Parent as of the Parent Balance Sheet Date and the footnotes therein set forth in Parent’s quarterly report on Form 10-Q for the fiscal quarter ended on the Parent Balance Sheet Date.

“Parent Balance Sheet Date” means March 31, 2017.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Employee Plan” means any material Employee Plan that is maintained, administered or contributed to by Parent, any of its Subsidiaries or any of their respective ERISA Affiliates and covers any employee or former employee of Parent or any of its Subsidiaries, or with respect to which Parent or any of its Subsidiaries has any material liability.

“Parent 401(k) Plan” has the meaning set forth in Section 6.03(a).

“Parent International Plan” has the meaning set forth in Section 5.13(h).

“Parent Material Adverse Effect” means, with respect to Parent, a material adverse effect on (i) the condition (financial or otherwise), business, liabilities, assets or results of operations of Parent and its Subsidiaries, taken as a whole or (ii) Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement, excluding, with respect to clause (i), any effect resulting from (A) changes in the financial or securities markets or general economic or political conditions in the United States or any other country or region not having a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industry in which Parent and its Subsidiaries operate, (B) changes (including changes of Applicable Law or GAAP) or conditions generally affecting the industry in which Parent and its Subsidiaries operate and not specifically relating to or having a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, (C) acts of war, sabotage or terrorism (or any escalation with respect thereto) or natural disasters involving the United States of America or any other country or region not having a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industry in which Parent and its Subsidiaries operate, (D) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (E) any failure by Parent and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (E) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such failure independently constitutes or contributes to a Parent Material Adverse Effect), (F) any action taken (or omitted to be taken) by Parent at the written request or with the written consent of the Company or (G) any action taken by Parent or any of its Subsidiaries that is expressly required by this Agreement.

“Parent SEC Documents” means each of the periodic and current reports filed with or furnished to the SEC by Parent under the 1934 Act and all related exhibits.

“Parent Shareholder” means a holder of Parent Stock.

“Parent Shareholder Approval” has the meaning set forth in Section 5.02(a).

“Parent Shareholder Meeting” has the meaning set forth in Section 7.03(a).

“Parent Stock” means the common stock, $0.001 par value per share and Series A Convertible Preferred Stock, $0.001 par value per share, of Parent.

“Parent Stock Closing Price” means the volume-weighted average price of a share (calculated to the nearest one-hundredth of one cent) of Parent Stock on the NASDAQ Capital Market for the consecutive period of ten (10) trading days beginning on the thirteenth (13th) trading day immediately preceding the Closing Date and concluding at the close of trading on the third (3rd) trading day immediately preceding the Closing Date, as calculated by Bloomberg Financial LP under the function “VWAP”.

“Parent Termination Fee” has the meaning set forth in Section 10.03.

“Party” or “Parties” has the meaning set forth in the preamble.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” has the meaning set forth in Section 4.12.

“Permitted Lien” means (i) any Lien for Taxes which are not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP, (ii) Liens securing indebtedness or liabilities that are reflected in the Company Disclosure Schedule or Company Balance Sheet or the Parent SEC Documents, as applicable, (iii) Liens imposed or promulgated by Applicable Laws with respect to real property and improvements, including zoning regulations, that were not incurred in connection with any indebtedness and do not render title to the property encumbered thereby unmarketable, (iv) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business for amounts not yet due as to which there is no default on the part of the Company or any of its

Subsidiaries or Parent, as applicable, or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (v) in the case of leased real property, any Lien to which the fee or any other interest in the leased premises is subject that would not, individually or in the aggregate, adversely affect the ability of the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, to conduct their business in the ordinary course consistent with past practices and (vi) other Liens that would not have a negative effect on the business or assets of the Company and its subsidiaries or Parent, as applicable, or interfere wirth any present or intended (assuming the transactions contemplated by this Agreement were not consummated) use of such assets by the Company and its Subsidiaries or Parent, as applicable.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means any audit, litigation (in Law or in equity), arbitration, mediation, action, lawsuit, proceeding, complaint, charge, claim, demand, hearing, inquiry, investigation or like matter before or by any Governmental Authority, whether administrative, judicial or arbitration in nature.

“Proxy Statement” has the meaning set forth in Section 5.07.

“Representatives” means with respect to the Company, Parent or any Person, each of their respective officers, directors, employees, agents, financial advisors, investment bankers, attorneys and accountants.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SAS 100 Reviews” has the meaning set forth in Section 6.04(a).

“SEC” means the United States Securities and Exchange Commission.

“Second Tranche” has the meaning set forth in the recitals.

“Special Committee” means, with respect to the Parent, the special committee of the Parent’s Board of Directors established on April 19, 2017, as constituted from time to time, or, if any action required or permitted hereunder cannot be delegated by the Parent’s Board of Directors to such special committee pursuant to the MGCL, then such term means the Parent’s Board of Directors, as constituted from time to time.

“Special Committee Recommendation” has the meaning set forth in Section 7.03(a).

“Stock Purchase” has the meaning set forth in the recitals.

“Stock Purchase Agreements” has the meaning set forth in the recitals.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Acquisition Proposal” means a bona fide Acquisition Proposal that would result in any person becoming the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the assets (on a consolidated basis) or more than fifty percent (50%) of the total voting power of the equity securities of Parent that the board of directors of Parent or any committee thereof has determined in its good faith judgment (after taking into account any revisions to the terms of the transaction contemplated by Section 7.03(c) of this Agreement) would, if consummated, result in a transaction more favorable to Parent’s stockholders from a financial point of view than the Merger.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tax” means any federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, share capital, severance, stamp, payroll, sales, transfer, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other tax or other like assessment or charge of any kind whatsoever in the nature of taxes, including withholding on amounts paid to or by any Person any interest, penalty, addition to tax or additional amount with respect thereto, and any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tax Sharing Agreement” means any existing agreement binding any Person or any of its Subsidiaries that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, other than customary agreements, including financing agreements and leases, entered into in the ordinary course of business that do not have as a principal purpose addressing Tax matters.

“Taxing Authority” means any Governmental Authority responsible for the administration, imposition or collection of any Tax.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Trade Secrets” means trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

“Transaction Documents” means this Agreement, the Exchange Agent Agreement, the Voting Agreement, the Letters of Transmittal, the Registration Statement, the Proxy Statement, the Stock Purchase Agreements, the Amendment to the Articles, the Warrant Agreements, and all other agreements, certificates, instruments and documents to be executed or delivered by one or more of the Parties in connection with the Transactions.

“Transaction Expenses” means, without duplication, all of Parent’s, Merger Subsidiary’s, Company’s and each of the Company’s Subsidiaries’ expenses, fees and charges incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents and any offering or marketing materials and the consummation of the Closing or any of the Other Transactions, including all attorneys’, accountants’, consultants’, professionals’, investment bankers’ and other advisors’ fees and expenses payable by Parent, Merger Subsidiary, the Company or any of the Company’s Subsidiaries that have not been paid in full as of immediately prior to the Closing.

“Uncertificated Shares” has the meaning set forth in Section 2.04(a).

“Voting Agreement” has the meaning set forth in the recitals.

“Warrants” means the 2,500,000 warrants of Parent to purchase shares of Common Stock dated as of the date hereof and issued in connection with the transactions contemplated by this Agreement.

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. References to “$” and “dollars” are to the currency of the United States. References to “shall” or “will” will have the same meaning and be interpreted as a required act.

ARTICLE 2

THE MERGER

Section 2.01. The Merger.

(a) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with Nevada Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation and as a wholly owned subsidiary of Parent and disregarded for federal and state tax purposes (the “Surviving Corporation”).

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place at the offices of Perkins Coie LLP, 1888 Century Park East, Suite 1700, Los Angeles, California 90067-1721, as soon as possible, but in any event no later than two (2) Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree. The date upon which the Closing occurs is herein referred to as the “Closing Date.”

(c) On the Closing Date, the Company and Merger Subsidiary shall file articles of merger (the “Articles of Merger”) with the Nevada Secretary of State and make all other filings or recordings required by Nevada Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the Articles of Merger are duly filed with the Nevada Secretary of State (or at such later time as may be specified in the Articles of Merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Nevada Law.

Section 2.02. Closing Deliveries. At the Closing, the Parties will deliver the documents and instruments that are set forth in this Section 2.02.

(a) Subject to the delivery of the items set forth in Section 2.02(b), at the Closing, Parent or Merger Subsidiary, as applicable, will deliver to Company (or such other Person as indicated below) all of the following:

(i) a counterpart of the Articles of Merger, executed by Merger Subsidiary;

(ii) the written resignations, effective as of the Closing Date, of the directors of Parent pursuant to Section 7.07;

(iii) certificates of good standing of Parent and Merger Subsidiary, issued not earlier than five (5) Business Days prior to the Closing Date by the State Department of Assessments and Taxation of the State of Maryland and the Secretary of State of Nevada, respectively;

(iv) a certificate of the secretary of Parent certifying as complete and accurate a copy of (A) the resolutions of the Special Committee authorizing the execution, delivery, and performance of this Agreement and any other Transaction Documents delivered by Parent hereunder and (B) the Parent Shareholder Approval;

(vi) a certificate of the secretary of Merger Subsidiary certifying as complete and accurate a copy of the Merger Subsidiary Consent;

(vii) a closing certificate executed by Parent and Merger Subsidiary to the effect that the conditions set forth in Sections 9.01 and 9.03 have been satisfied, and that all documents to be executed and delivered by Parent and Merger Subsidiary at the Closing, respectively, have been executed by duly authorized officers of Parent and Merger Subsidiary, respectively;

(viii) copies of the other Transaction Documents to which Parent, Merger Subsidiary, or the Exchange Agent are a party, executed by Parent, Merger Subsidiary or the Exchange Agent, as applicable;

(x) evidence reasonably satisfactory to Company of the deposit with the Exchange Agent of certificates representing the shares of Parent Stock to be issued as part of the Merger;

(xi) an executing Voting Agreement, duly executed by Joseph Ram;

(xiii) a file stamped copy of each of the Articles Supplementary of the Series A Convertible Preferred Stock and Amendment to Articles, as filed with the State Department of Assessments and Taxation of the State of Maryland on or prior to the Closing Date; and

(xiv) the written resignations of each of the officers of Parent set forth on Exhibit B and evidence of the appointment of the following individuals to the positions set forth opposite their respective names:

(a)Mauricio Diaz- Chief Executive Officer;

(b) Felipe Rezk- Chief Sales and Marketing Officer;

(c) Alfredo Carrasco- Chief Financial Officer; and

(d) Rein Voight- Chief Operating Officer.

(b) Subject to the delivery of the documents and instruments set forth in Section 2.02(a), at the Closing, Company will deliver to Parent (or such other Person as indicated below) all of the following:

(i) a counterpart of the Articles of Merger, executed by Company;

(ii) certificate of good standing of the Company issued not earlier than five (5) Business Days prior to the Closing Date by the Secretary of State of Nevada;

(iii) a certificate of Company’s secretary or equivalent thereof certifying as complete and accurate a copy of (A) the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and any other Transaction Documents delivered by Company hereunder, and (B) the written consent to adopt this Agreement of a majority of the holders of Company Stock in accordance with the Company’s certificate of incorporation and the Law;

(iv) a closing certificate executed by an officer of Company to the effect that the conditions set forth in Section 9.01 and 9.02 have been satisfied, and that all documents to be executed and delivered by Company in connection with the Closing have been executed by duly authorized officers of Company; and

(v) copies of the other Transaction Documents to which Company is a party, executed by Company.

Section 2.03. Conversion of Shares. At the Effective Time:

(a) Except as otherwise provided in this Section 2.03, each share of Company Stock outstanding (on an “as converted” basis, with respect to the Company’s outstanding Series A Convertible Preferred Stock) at the Effective Time, shall be converted into the right to receive an aggregate of 62,500,000 shares of Parent’s Common Stock (which may include, on an “as converted” basis, a certain number of shares of Parent’s Series A Convertible Preferred Stock (convertible on a share for share basis into Parent Common Stock), at the election of any Company Shareholder who, as a result of receiving shares of Parent’s Common Stock, would own in excess of 4.99% of Parent’s issued and outstanding Common Stock)  (collectively, the “Merger Consideration”). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration and the right to receive any dividends or distributions pursuant to Section 2.04(f), in each case to be issued or paid in accordance with Section 2.04, without interest.

(b) Each share of Company Stock held by the Company as treasury stock or owned by Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c) Each share of Company Stock held by any Subsidiary of either the Company or Parent immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(d) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.04. Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an agent (the “Exchange Agent”) and enter into an agreement with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). On or prior to the Closing Date, Parent shall deposit with the Exchange Agent, the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. As soon as practicable after the Effective Time (and in any event no later than five (5) Business Days after the Effective Time), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal (“Letter of Transmittal”) and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate (or a Lost Certificate Affidavit), together with a properly completed Letter of Transmittal, (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. The shares of Parent Stock constituting part of such Merger Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Company Stock or is otherwise required under Applicable Law. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration and the right to receive any dividends or distributions pursuant to Section 2.04(f).

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 2.04(a) that remains unclaimed by the holders of shares of Company Stock twelve (12) months after the Effective Time shall be returned to Parent upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any distributions with respect thereto pursuant to Section 2.04(f), in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.06, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section 2.04. Following such surrender or transfer, there shall be paid, without interest and in addition to the applicable amount payable pursuant to this Article 2, to the Person in whose name the securities of Parent have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.06 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

Section 2.05. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur by reason of any reorganization, reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, any stock dividend thereon with a record date during such period, or other like change or event, the Merger Consideration and any other amounts payable pursuant to this shall be appropriately adjusted, as applicable.

Section 2.06. Fractional Shares. No fractional shares of Parent Stock shall be issued in the Merger. All fractional shares of Parent Stock that a holder of shares of Company Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the Parent Stock Closing Price by the fraction of a share of Parent Stock to which such holder would otherwise have been entitled.

Section 2.07. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts and remits such amounts to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed (the “Lost Certificate Affidavit”) and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

Section 2.09. Tax Treatment. The Transactions, including the Merger and Financing Transactions, are intended to qualify as a nontaxable capital contribution from the Company Shareholders to Parent under Section 368(a)(1)(A) of the Code.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Articles of Incorporation. The articles of incorporation of the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of the Company at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except as disclosed in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing under the laws of the State of Nevada and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the articles of incorporation and bylaws of the Company as currently in effect.

Section 4.02. Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s shareholders and (ii) unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby.

(c) At a meeting duly called and held, by the Company Shareholders, holders of the majority of the outstanding voting capital of the Company approved, adopted and declared advisable this Agreement and the transactions contemplated hereby.

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of articles of merger with respect to the Merger with the Nevada Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (ii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien, other than Permitted Liens, on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05. Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of common stock and 50,000,000 shares of preferred stock with a par value of $0.0001 per share. As of the date hereof (the “Capitalization Reference Date”), there were outstanding  5,780,775 shares of common stock and 4,408,410 shares of preferred stock designated as Series A Convertible Preferred Stock convertible into 4,408,410 shares of common stock. All outstanding shares of capital stock of the Company have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

(b) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Other than as set forth in this Section 4.05 or in Section 4.05 of the Company Disclosure Schedule, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company or (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. The Company Securities are not subject to any rights of first refusal, first offer or other similar transfer restrictions. Neither the Company nor any of its Subsidiaries is a party to any voting agreement or voting trust with respect to the voting of any Company Securities. The Company Securities are not subject to any preemptive rights created by statute, the Company’s articles of incorporation or bylaws or any agreement to which the Company is a party or by which it is bound. There are no declared or accrued unpaid dividends with respect to any shares of Company Stock.

(c) Except as set forth in this Section 4.05, none of (i) the shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 4.06. Subsidiaries.

(a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All material Subsidiaries of the

Company and their respective jurisdictions of organization are identified in Section 4.06 of the Company Disclosure Schedule.

(b) All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any Person, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

Section 4.07. Financial Statements. The audited consolidated financial statements for fiscal years 2016, 2015 and 2014 and unaudited consolidated interim financial statements for fiscal year 2016 of the Company provided to Parent fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 4.08. Absence of Certain Changes.

(a) Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as disclosed in Section 4.08(b) of the Company Disclosure Schedule, from the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01.

Section 4.09. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than: (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date; and (iii) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.10. Compliance with Laws and Court Orders. Each of the Company and each of its Subsidiaries is, and since January 1, 2017 has been, in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company

Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 4.11. Foreign Corrupt Practices and International Trade Sanctions. Neither the Company, nor any of its Subsidiaries, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977 or any other similar applicable foreign, federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts or (iii) violated, or operated not in compliance with, any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations.

Section 4.12. Licenses and Permits. Section 4.12 of the Company Disclosure Schedule correctly describes each material license, franchise, permit, certificate, approval and other similar authorization issued by a Governmental Authority affecting, or relating in any way to, the assets or business of the Company or any of its Subsidiaries, except for Environmental Permits (the “Permits”) together with the name of the Governmental Authority issuing such Permit. (i) The Permits are valid and in full force and effect, (ii) none of the Company or any of its Subsidiaries is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. The Company and its Subsidiaries have made all material filings with Governmental Authorities and have received all material Permits necessary to conduct and operate its business as currently conducted or operated by it and to permit the Company or any of its Subsidiaries to own or use its assets in the manner in which such assets are currently owned or used.

Section 4.13. Litigation. There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.14. Properties.

(a) The Company and its Subsidiaries have good title to, or valid leasehold or licensed interests in, all of the material tangible assets used in the conduct of the business of the Company or any of its subsidiaries, in each case free and clear of all Liens other than Permitted Liens. The assets of the Company and each of its Subsidiaries include all of the material tangible assets that are used in the operations of the Company and each of its Subsidiaries as presently conducted and are adequate in all material respects to conduct the business of the Company and each of its Subsidiaries as presently conducted. The material tangible assets of the Company and each of its Subsidiaries, taken as a whole, are in good operating condition and repair, normal wear and tear excepted.

(b) Neither the Company nor any of its Subsidiaries has owned or presently owns fee simple title to any real property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or license under which the Company or any of its Subsidiaries leases, subleases or licenses any real property (each, a “Lease”) is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Lease.

Section 4.15. Intellectual Property. Section 4.15 of the Company Disclosure Schedule sets forth a complete and correct list of all registrations and applications for registration of any Intellectual Property owned by the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a

Company Material Adverse Effect: (i) the Company and each of its Subsidiaries holds all right, title and interest in and to, or is licensed to use (in each case, free and clear of any Liens, other than Permitted Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted, provided that nothing in this clause (i) will be deemed to constitute any representation or warranty, express or implied, regarding non-infringement, misappropriation or violation of Intellectual Property Rights of any Person, which is addressed solely in clauses (ii) and (iii) of this Section 4.15; (ii) neither the Company nor its Subsidiaries have infringed, misappropriated or otherwise violated the patents of any Person; (iii) neither the Company nor its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person; (iv) to the Knowledge of the Company, no Person has challenged, infringed, misappropriated or otherwise violated any Intellectual Property right owned by and/or licensed to the Company or its Subsidiaries; (v) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending claim, action, suit, order or proceeding with respect to any Intellectual Property used by the Company or any of its Subsidiaries or alleging that the any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person; (vi) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property right of the Company or any of its Subsidiaries or impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property right of the Company or any of its Subsidiaries; (vii) the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries; (viii) the IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and to the Knowledge of the Company, no Person has gained unauthorized access to the IT Assets; and (ix) the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

Section 4.16. Customers and Suppliers.

(a) Section 4.16(a) of the Company Disclosure Schedule sets forth the names of the ten most significant customers (by dollar amount of revenue) of the Company and its Subsidiaries for the year ended December 31, 2016 and for the three (3) months ended March 31, 2017 and the dollar amount of revenue for each such customer during such periods. The Company has received no notice and has no Knowledge that any such customer has ceased, or is reasonably likely to cease, to purchase or license the products of the Company, or has substantially reduced, or intends to substantially reduce, the purchase or license of such products from the Company.

(b) Section 4.16(b) of the Company Disclosure Schedule sets forth the names of (1) the ten most significant suppliers (by dollar amount of purchases) of the Company and its Subsidiaries for each of the year ended December 31, 2016 and for the three (3) months ended March 31, 2017, and (2) any sole-source suppliers that are material to the business of the Company as presently conducted, in each case specifying the dollar amount of the purchases by the Company and its Subsidiaries from each such supplier for such periods. The Company has received no notice and has no Knowledge that any such supplier has threatened, or is reasonably likely to, (a) terminate or modify in a manner adverse to the Company its relationship with the Company, (b) reduce the amount of goods or services that it is willing to supply to the Company or (c) increase the price of any good or service that it has previously supplied or that it expects to supply to the Company.

Section 4.17. Taxes.

(a) All material Company Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (giving effect to all extensions) in accordance with all Applicable Law in all material respects, and all such material Company Returns are true and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld or collected and remitted to the appropriate Taxing Authority all material Taxes due and payable, or where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books and records.

(c) Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to the assessment or collection of any material Tax.

(d) There is no material claim, action, suit, proceeding or investigation (including an audit) pending or, to the Company’s Knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any material Tax or Tax asset.

(e) There are no requests for rulings or determinations in respect of any Tax or Tax asset pending between the Company or any of its Subsidiaries and any Taxing Authority.

(f) During the two (2) year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g) There are no Liens for a material amount of Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(h) No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company and/or the Company’s Subsidiaries do not file materiael Company Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file anymaterial Return in, that jurisdiction.

(i) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group other than a group of which the Company and one or more of its Subsidiaries are the only members, (ii) is party to any Tax Sharing Agreement (other than any such agreement solely between the Company and its Subsidiaries), or (iii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or any Tax Sharing Agreement or as a transferee or successor or otherwise.

(j) Neither the Company nor any of its Subsidiaries is or has been a party to any “reportable transaction” or “listed transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b).

(k) Except as set forth in Section 4.17(k) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has, or since its date of formation has had, a permanent establishment in any country other than the country of its organization.

(l) Each Company Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code, in all material respects, satisfies in form and operation the requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code and the guidance thereunder (and has satisfied such requirements for the entire period during which Section 409A of the Code has applied to such Company Employee Plan).

(m) As of the date hereof, to the Knowledge of the Company, there is no reason the Merger will not qualify as a tax-free reorganization described in Section 368(a)(1)(A), by reason of Section 368(a)(2)(E), of the Code.

Section 4.18. Employee Benefit Plans.

(a) Section 4.18 of the Company Disclosure Schedule contains a correct and complete list identifying each Company Employee Plan. Copies of the Company Employee Plans listed in Section 4.18 of the Company Disclosure Schedule (and, if applicable, related trust or funding agreements or insurance policies) as currently in effect have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) filed with respect to any such plan or trust.

(b) Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, or has any liability with respect to, any Company Employee Plan subject to Title IV of ERISA.

(c) Neither the Company nor any ERISA Affiliate contributes to, or has in the past six (6) years contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(d) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, or is in the form of a prototype or volume submitter plan that is the subject of a favorable opinion or advisory letter issued to the prototype or volume submitter sponsor, and the Company is not aware of any reason why any such determination letter would be revoked so as to result in a Company Material Adverse Effect. The Company has made available to Parent a copy of the most recent Internal Revenue Service determination letter with respect to each such Company Employee Plan. Except as would not have a Company Material Adverse Effect, each Company Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan. Except as would not have a Company Material Adverse Effect, no events have occurred with respect to any Company Employee Plan that could reasonably be expected to result in payment or assessment by or against the Company or any of its Subsidiaries of any excise taxes under the Code.

(e) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Employee Plan. Except as set forth on Section 4.18(e) of the Company Disclosure Schedule, there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. Section 4.18(e) of the Company Disclosure Schedule lists all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer), true and complete copies of which have been previously provided to Parent.

(f) Neither the Company nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries, except (i) as required by Applicable Law, including Section 4980B of the Code, (ii) benefits through the end of the month of termination of employment, (iii) death benefits attributable to deaths occurring at or prior to termination of employment, (iv) disability benefits occurring at or prior to termination of employment, and (v) conversion rights.

(g) All material contributions and payments due under each Company Employee Plan have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.

(h) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Company Employee Plan before any Governmental Authority, which, if decided adversely to the Company, would result in a Company Material Adverse Effect.

(i) The Company has provided Parent with a list and copies of each material Company Employee Plan covering any non-U.S. employees of the Company or any of its Subsidiaries (each, a “Company International Plan”). Except as would not have a Company Material Adverse Effect, each Company International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Company International Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities. According to the actuarial assumptions and valuations most recently used for the purpose of funding each Company International Plan (or, if the same has no such assumptions and valuations or is unfunded, according to actuarial assumptions and valuations in use by the PBGC on the date hereof), as of the date hereof the total amount or value of the funds available under such Company International Plan to pay benefits accrued thereunder or segregated in respect of such accrued benefits, together with any reserve or accrual with respect thereto, exceeds the present value of all benefits accrued as of such date of all participants and past participants therein in respect of which the Company or any of its Subsidiaries has or would have after the Effective Time any obligation. From and after the Effective Time, Parent and its Affiliates will get the full benefit of any such funds, accruals or reserves.

Section 4.19. Labor Matters. The Company and its Subsidiaries are in compliance in all material respects with all Applicable Law respecting employment, (including but not limited to those related to wages and hours, employment discrimination, workplace safety and immigration). There are no actual, or to the Knowledge of the Company and its Subsidiaries, threatened charges, claims or complaints against the Company or its Subsidiaries relating to such employment laws, either by any private individual, employee representative or government agency. Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating, any collective bargaining agreement or other similar contract with a labor union or organization. There is no labor strike, work stoppage, lockout or other labor dispute existing or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries. To the Knowledge of the Company, no union has attempted or threatened to organize or represent the employees of the Company or any of its Subsidiaries. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.

Section 4.20. Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons, complaint, order, judgment, decree, injunction, penalty, investigation, action, claim, suit, proceeding or review is pending or within the past five (5) years has been assessed or received, or to the Knowledge of the Company threatened, with respect to the Company or any of its Subsidiaries (or any of their respective predecessors) that relates to any Environmental Law, Environmental Permit or Hazardous Substance; (ii) the Company and its Subsidiaries (and their respective predecessors) are in compliance and have within the past five (5) years complied in all material respects with all applicable Environmental Permits and Environmental Laws, which compliance includes obtaining and maintaining all applicable Environmental Permits; and (iii) there has been no discharge, disposal, dumping, injection, pumping, deposit, spill, leak, emission or release of a Hazardous Substance at, on, under, to, in or from (x) any location by or on behalf of, (y) any property or facility now or previously owned, leased or operated by, or (z) to the Company’s Knowledge, any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of, in each case, the Company or any of its Subsidiaries (or any of their respective predecessors) that could reasonably be expected to result in liability to Parent or any of its Subsidiaries.

(b) The Company has provided to Parent all environmental investigations, studies, audits, tests, reviews, analysis or other reports that are currently in the possession or reasonable control of the Company or any of its Subsidiaries that relates to the Company or any of its Subsidiaries (or any of their respective predecessors) or any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries (or any of their respective predecessors).

(c) For purposes of this Section 4.20, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

Section 4.21. Material Contracts.

(a) Except as set forth on Section 4.21(a) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is a party to or bound by:

(i) any lease (whether of real or tangible personal property) providing for annual rentals of $100,000 or more;

(ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company and its Subsidiaries of $100,000 or more or (B) aggregate payments by the Company and its Subsidiaries of $250,000 or more;

(iii) any license, sales, rental, distribution or other similar agreement providing for the license, sale, rental or distribution by the Company or any of its Subsidiaries of technology, materials, supplies, goods, services, equipment or other assets that expressly provides for (or would reasonably be expected to result

in) either annual payments to the Company or any of its Subsidiaries of $100,000 or more or aggregate payments to the Company or any of its Subsidiaries of $250,000 or more;

(iv) any agreement for the purchase or license of technology, materials, supplies, goods, services, equipment or other tangible or intangible assets that provides for (or would reasonably be expected to result in) either annual payments by the Company or any of its Subsidiaries of $100,000 or more or aggregate payments by the Company or any of its Subsidiaries of $250,000 or more;

(v) any agreement relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);

(vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), in each case having a principal amount in excess of $100,000;

(vii) any agency, dealer, sales representative, marketing or other similar agreement providing for annual payments by the Company or any of its Subsidiaries of $100,000 or more or aggregate payments by the Company or any of its Subsidiaries of $250,000 or more;

(viii) any consulting, services, development or collaboration agreement or other agreement for development, commercialization, marketing or sales of products and services for the Company or any of its Subsidiaries, including joint ventures, involving annual payments by or to the Company or any of its Subsidiaries of $100,000 or more or aggregate payments by or to the Company or any of its Subsidiaries of $250,000 or more;

(ix) any agreement that limits the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Surviving Corporation, Parent or any of Parent’s Affiliates after the Closing Date;

(x) any agreement imposing material indemnification obligations on the Company or any of its Subsidiaries, or granting material indemnification rights to the Company or any of its Subsidiaries, other than indemnification provisions arising in the ordinary course of business and consistent with past practices, including without limitation in purchase orders, customer agreements or indemnities of lessors (other than any Affiliate) under any leases;

(xi) any agreement containing a “most favored nation” or similar provision or providing for minimum purchase or sale obligations;

(xii) any agreement with (A) any Company Shareholder or any of its Affiliates, (B) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of any Company Shareholder or any of its Affiliates, (C) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by any Company Shareholder or any of its Affiliates or (D) any director or officer of any Company Shareholder (including in respect of indemnification of such director or officer) or any of its Affiliates or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or officer;

(xiii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, Company Securities or debt instruments, or any undertaking, promise or other obligation, written or oral, of the Company or any of its Subsidiaries to issue any Company Securities or Company Subsidiary Securities;

(xiv) any plans, contracts or arrangements with respect to an employee benefit plan;

(xv) any collective bargaining agreement or contract with labor unions;

(xvi) any agreements for the employment or engagement of any officer, employee or other Person on a full-time, part-time, consulting, independent contract or other basis that (i) provides annual cash or compensation in excess of $150,000 per year, (ii) provides for the payment of any cash or compensation or benefits as a result of the execution of this Agreement or the other Transaction Documents or the consummation of the Transactions or the Other Transactions, or (iii) restrict the ability of the Company or any of its Subsidiaries to terminate the employment of any employee or the consulting agreement, independent contractor agreement or similar agreement of any Person at any time for any lawful reason or for no reason without liability (including severance obligations);

(xvii) any loan or credit agreements, promissory notes, bonds, debentures, security agreements, pledge agreements, mortgages, indentures, factoring agreements, guarantees, letters of credit, performance bonds, completion bonds, surety agreements, or similar financing arrangements;

(xviii) limited liability company agreements, partnership agreements, joint venture agreements and all other similar contracts (however named) that involve a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any other Person; or

(xix) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and its Subsidiaries, taken as a whole.

(b) Each agreement, contract, plan, lease, arrangement or commitment disclosed in any Section of the Company Disclosure Schedule, or required to be disclosed pursuant to this Section 4.21 or which would have been required to be so disclosed had it been in existence as of the date of this Agreement (each, a “Material Contract”) is in full force and effect and is valid, binding and enforceable in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. The Company and its Subsidiaries are in compliance in all material respects with and have not materially breached, violated or defaulted under, or received notice that they have materially breached, violated or defaulted under, in any material respect, any of the terms or conditions of any Material Contract, nor does the Company have Knowledge of any event or occurrence that would constitute such a material breach, violation or default (with or without the lapse of time, giving of notice or both) by the Company or any of its Subsidiaries or Knowledge of any material breach, violation or default (with or without the lapse of time, giving of notice or both) by any Third Party. The Company has delivered to Parent prior to the date hereof accurate and complete copies of all Material Contracts in existence as of the date hereof.

(c) No third party to a Material Contract is renegotiating, or has a right (absent any default or breach of a Material Contract) pursuant to the terms of any Material Contract to renegotiate, any material amount paid or payable to the Company or any of its Subsidiaries under any Material Contract or any other material term or provision of any Material Contract. None of the Company or any of its Subsidiaries has received any written or verbal indication of an intention to terminate any Material Contract by any of the parties to any Material Contract.

(d) The transactions contemplated by this Agreement will not give rise to any notice or consent requirements or rights of termination under any Material Contract.

Section 4.22. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.23. Antitakeover Statutes. The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from all applicable Nevada state law antitakeover provisions, and such action is effective as of the date of this Agreement. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 4.24. Insurance. Section 4.24 of the Company Disclosure Schedule lists each material insurance policy maintained by the Company or any of its Subsidiaries. The Company and each of its Subsidiaries maintain, and have maintained, without interruption during their existence, policies of insurance covering such risk and events, including personal injury, property damage and general liability, in amounts that are adequate, in light of prevailing industry practices, for its business and operations. Neither the Company nor any of its Subsidiaries has received written notice of termination or cancellation of any such policy. Neither the Company nor any of its Subsidiaries have reached or exceeded its policy limits for any insurance policy in effect at any time during the past five (5) years. All premiums required to be paid with respect to any such policy covering all periods during the current policy year up to and including Closing have been paid and there has been no lapse in coverage under such policies or failure of payment that will cause coverage to lapse during any period for which the Company or any of its Subsidiaries, has conducted its operations. Neither the Company nor any of its Subsidiaries have any material obligation for retrospective premiums for any period prior to Closing. All such policies are in full force and effect. No insurer has put the Company or any of its Subsidiaries on notice that coverage will be denied with respect to any claim submitted to such insurer by the Company or any of its Subsidiaries. There are no material claims by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disrupted by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.

Section 4.25. Related Parties Transactions. Except as set forth in Section 4.25 of the Company Disclosure Schedule, (a) neither the Company nor any of its Subsidiaries has entered into any agreements, contracts arrangements or other business relationships with any Company Related Party other than normal employment arrangements and Company Employee Plans; (b) neither the Company nor any Subsidiaries is owed or owes any amount from or to any Company Related Party (excluding employee compensation and other ordinary incidents of employment); (c) no property or interest in any property (including designs and drawings concerning machinery) that relates to and is or will be necessary or useful in the present or currently contemplated future operation of the business of the Company or any of its Subsidiaries, is presently owned by or leased by or to any Company Related Party; and (d) neither the Company nor any of its Subsidiaries has an interest, directly or indirectly, in any business, corporate or otherwise, that is in competition with the business of the Company or any of its Subsidiaries.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, except as disclosed in any Parent SEC Document filed or furnished after December 31, 2015 and before the date of this Agreement or as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and (with respect to Parent) in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has heretofore made available to the Company true and complete copies of the certificate of incorporation or articles of incorporation (as applicable) and bylaws of Parent and Merger Subsidiary as currently in effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing relating to the transactions contemplated hereby. Except as disclosed on Section 5.01 of the Parent Disclosure Schedule, Parent does not have any Subsidiaries.

Section 5.02. Corporate Authorization.

(a) The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, the Voting Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby are within the corporate powers of Parent and Merger Subsidiary and, except for the adoption of this Agreement by the sole shareholder of Merger Subsidiary and holders of the majority of the outstanding voting capital of Parent (“Parent Shareholder Approval”), have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, the Special Committee has (i) determined that this Agreement and the Voting Agreement and the transactions contemplated hereby and thereby are fair to and in the best interests of Parent’s stockholders; (ii) approved, adopted and declared advisable this Agreement and the Voting Agreement and the transactions contemplated hereby and thereby and (iii) resolved to recommend approval and adoption of this Agreement by its shareholders.

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the Voting Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of articles of merger with respect to the Merger with the Nevada Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with the rules of The NASDAQ Stock Market LLC, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04. Non-contravention. Except as disclosed in Section 5.04 of the Parent Disclosure Schedule, the execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the Voting Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or articles of incorporation (as applicable) or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent is entitled under any provision of any agreement or other instrument binding upon Parent or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent or (iv) result in the creation or imposition of any Lien, other than Permitted Liens, on any asset of Parent, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05. Capitalization.

(a) The authorized capital stock of Parent consists of 40,000,000 shares of Parent Stock and 10,000,000 shares of preferred stock, par value $0.001 per share. As of the Capitalization Reference Date, there were outstanding 14,388,728 shares of Parent Stock, no shares of preferred stock of Parent, employee stock options to purchase an aggregate of 1,066,084 shares of Parent Stock (of which options to purchase an aggregate of 1,017,123 shares of Parent Stock were exercisable) and no shares subject to outstanding restricted stock units. All outstanding shares of capital stock of Parent have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

(b) The shares of Parent Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement and, with respect to shares of common stock issuable upon conversion of Parent’s Series A Convertible Preferred Stock, in accordance with the Series A Articles Supplementary, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

Section 5.06. SEC Filings. As of its filing date (and as of the date of any amendment), each Parent SEC Document complied, as to form in all material respects with the applicable requirements of the 1934 Act.

Section 5.07. Disclosure Documents. The information supplied by Parent for inclusion or incorporation by reference registration statement on Form S-4 (the “Registration Statement”) or any amendment or supplement thereto including the proxy statement/prospectus to be filed as part of the Registration Statement with the SEC pursuant to which the Merger Consideration will be registered with the SEC and to be sent to the Company Shareholders in connection with the Merger and the Other Transactions (the “Proxy Statement”) shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.07 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.

Section 5.08. Absence of Certain Changes.

(a) Since the Parent Balance Sheet Date, the business of Parent has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except as disclosed in Section 5.08(b) of the Parent Disclosure Schedule, from the Parent Balance Sheet Date until the date hereof, there has not been any action taken by Parent that, if taken during the period from the date of this Agreement through the Effective Time without the Company’s consent, would constitute a breach of Section 7.01.

Section 5.09. No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than: (i) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Parent Balance Sheet Date; and (iii) liabilities and obligations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.10. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 5.11. Compliance with Laws and Court Orders. Parent is, and since January 1, 2015 has been, in compliance with, and to the Knowledge of Parent is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against Parent that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 5.12. Litigation. There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the Knowledge of Parent, threatened against or affecting, Parent, any present or former officer, director or employee of Parent or any Person for whom Parent may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator, that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.13. Employee Benefit Plans.

(a) Section 5.13 of the Parent Disclosure Schedule contains a correct and complete list identifying each Parent Employee Plan.

(b) None of Parent, or any of its respective ERISA Affiliates sponsors, maintains or contributes to, or has any liability with respect to, any Parent Employee Plan subject to Title IV of ERISA.

(c) None of Parent, or any of its respective ERISA Affiliates contributes to, or has in the past six (6) years contributed to, any Multiemployer Plan.

(d) Each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, or is in the form of a prototype or volume submitter plan that is the subject of a favorable opinion or advisory letter issued to the prototype or volume submitter sponsor, and Parent is not aware of any reason why any such determination letter would be revoked so as to result in a Parent Material Adverse Effect. Except as would not result have a Parent Material Adverse Effect, each Parent Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Parent Employee Plan. Except as would not have a Parent Material Adverse Effect, to the Knowledge of Parent, no events have occurred with respect to any Parent Employee Plan that could reasonably be expected to result in payment or assessment by or against Parent of any material excise taxes under the Code.

(e) Parent does not have any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of Parent, except (i) as required by Applicable Law, including Section 4980B of the Code, (ii) benefits through the end of the month of termination of employment, (iii) death benefits attributable to deaths occurring at or prior to termination of employment, (iv) disability benefits occurring at or prior to termination of employment, and (v) conversion rights.

(f) All material contributions and payments due under each Parent Employee Plan have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Parent Balance Sheet.

(g) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of Parent, threatened against or involving, any Parent Employee Plan before any Governmental Authority, which, if decided adversely to Parent, would result in a Parent Material Adverse Effect.

(h) Parent has provided the Company with a list and copies of each material Parent Employee Plan covering any non-U.S. employees of Parent (each, a “Parent International Plan”). Except as would not have a Parent Material Adverse Effect, each Parent International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Parent International Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities. Except as would not have a Parent Material Adverse Effect, according to the actuarial assumptions and valuations most recently used for the purpose of funding each Parent International Plan (or, if the same has no such assumptions and valuations or is unfunded, according to actuarial assumptions and valuations in use by the PBGC on the date hereof), as of the date hereof the total amount or value of the funds available under such Parent International Plan to pay benefits accrued thereunder or segregated in respect of such accrued benefits, together with any reserve or accrual with respect thereto, exceeds the present value of all benefits accrued as of such date of all participants and past participants therein in respect of which Parent has or would have after the Effective Time any obligation.

Section 5.14. Merger Subsidiary. The authorized capital stock of Merger Subsidiary consists solely of 100 shares of common stock, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Subsidiary is, and at the Effective Time will be, owned by Parent (free and clear of all Liens, other than Permitted Liens). Since its date of incorporation, Merger Subsidiary has not carried on any business nor conducted any operations or activities and has not incurred any liabilities or obligations whatsoever, in each case other than the execution and delivery of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that except as required by this Agreement:

Section 6.01. Conduct of the Company. From the date hereof until the Effective Time and except as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule or as required by

Applicable Law, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and key employees, (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it, including by using its commercially reasonable efforts to maintain compliance with the requirements of all Material Contracts. The Company shall promptly notify Parent of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement and (ii) any Proceeding commenced, or, to the Company’s Knowledge threatened, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that relates to the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule or as required by Applicable Law, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly-owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities;

(c) sell, lease or otherwise transfer, or create or incur any Lien other than Permitted Liens on any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than (i) sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice and (ii) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $100,000 individually or $250,000 in the aggregate;

(d) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(e) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof having an aggregate principal amount (together with all other indebtedness for borrowed money of the Company and its Subsidiaries) outstanding at any time greater than $250,000;

(f) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or Applicable Law or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(g) make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, file any amended Company Return, enter into any closing agreement, settle any material Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(h) (i) except as required by Applicable Law, (A) increase the compensation payable or that could become payable by the Company to directors, officers or employees, (B) enter into or amend in any material respect, any existing employment, severance, retention or change in control agreement with any of its past or present officers or employees, (C) promote any officers or employees, except in connection with the Company’s regular compensation review cycle or as the result of the termination or resignation of any officer or employee, or (D) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action that would accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Applicable Law, the terms of such Company Employee Plan as in effect on the date hereof, or (ii) pay or enter into a contract to pay any “stay bonus,” “closing bonus” or any other bonus or compensation in connection with the execution and delivery of this Agreement or the transactions contemplated hereby;

(i) make any widespread communication with the employees of the Company or make any commitments to any employees regarding the compensation, benefits or other treatment they will receive in connection with the Merger, unless any such communications are consistent in all respects with prior directives or documentation approved by

Parent (in which case, the Company shall provide Parent with prior notice of and the opportunity to review and comment upon any such written or other formal or group communications);

(j) form any Subsidiary, acquire any equity interest or other interest in any other entity or enter into any joint venture, partnership or similar arrangement;

(k) commence or settle any Proceeding, except with respect to routine matters in the ordinary course of business;

(l) hire or terminate any employee or independent contractor outside of the ordinary course of business or with annual aggregate compensation in excess of $100,000; or

(m) agree, resolve or commit to do any of the foregoing.

Section 6.02. Access to Information. From the date hereof until the Effective Time and subject to Applicable Law, the Company shall, upon reasonable notice, (i) give to Parent and its Representatives reasonable access to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its Representatives to reasonably cooperate with Parent and its Representatives in their investigation. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained in any investigation pursuant to this Section 6.02 shall affect or be deemed to modify any representation or warranty made by any party hereunder. Notwithstanding the foregoing, the Company shall not be required to disclose information to the extent such disclosure (A) may result in a waiver or impairment of attorney-client privilege, work product doctrine or similar privilege or (B) may violate any confidentiality obligation of such party (provided, however, that the Company and Parent shall use reasonable efforts to make alternative arrangements to provide such disclosure in a way that does not result in the waiver or impairment of such privilege or violate such obligation).

Section 6.03. Intentionally Omitted.

Section 6.04. Registration Statement Cooperation.

(a) Company shall provide Parent with such audited financial statements and financial and other information as is required in connection with the Registration Statement as promptly as practicable, and shall use its reasonable best efforts to provide accountants’ consents and Statement of Auditing Standards 100 accountants’ reviews (“SAS 100 Reviews”). Company shall use reasonable efforts to cause each principal shareholder of Company to furnish all information concerning itself as Parent may reasonably request in connection with the preparation of the Registration Statement. If prior to the Effective Time any event occurs with respect to Company, Parent or any subsidiary of Company, respectively, or any change occurs with respect to information supplied by or on behalf of Company or Parent, respectively, for inclusion in the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Registration Statement, Company or Parent, as applicable, shall promptly notify the other of such event, and Company or Parent, as applicable, shall cooperate with the other in the prompt filing with the SEC of any necessary amendment or supplement to the Registration Statement and, as required by law, in disseminating the information contained in such amendment or supplement to shareholders.

(b) If, at any time prior to the Closing Date, Parent or Company should discover any information relating to either party, or any of their respective Affiliates, directors or officers, that should be set forth in an amendment or supplement to the Registration Statement so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC.

Section 6.05 Letters of Company’s Accountants. Company shall use reasonable efforts to cause to be delivered to Parent two (2) letters from Company’s independent accountants, one dated a date within two (2) Business Days before the date on which the Registration Statement shall become effective and one dated a date within two (2) Business Days before the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

Section 6.06 Financing Obligation. The Company and Parent agree within seven (7) business days following the date of this Agreement, (i) Parent shall close on the sale of $1 million of units (consisting of 2.5 million shares of Parent common stock with warrants to purchase an equal number of shares of Parent common stock exercisable at $0.484 per share) all of such shares of common stock to be registered pursuant to the Securities Act of 1933, as amended, to be sold pursuant to stock purchase agreements in customary form for a transaction consisting of a registered direct offering of securities, and (ii) Parent shall enter into binding stock purchase agreements for the sale of $1.75 million of units (consisting of 4.375 million shares of Parent common stock with warrants to purchase an equal number of shares of Parent common stock exercisable at $.484 per share), in a private placement , pursuant to stock purchase agreements in customary form for a transaction of such nature, to be held in escrow pending receipt of shareholder approval of such transaction and such additional conditions as set forth in such stock purchase agreements therefore (the “Binding Financing Obligations”).  Parent represents and warrants the Binding Financing Obligations have been approved by the Board of Directors of Parent and Parent shall sell and Company (or its assigns) shall purchase the securities contemplated in the Binding Financing Obligations at one or more closings thereof pursuant to the irrevocable commitment of Parent to sell contained herein.  The Binding Financing Obligations are irrevocable obligations of the Company but may be assigned to one or more related or unrelated parties by the Company in its sole discretion.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that except as required by this Agreement:

Section 7.01. Conduct of Parent. From the date hereof until the Effective Time and except as expressly contemplated by this Agreement, as set forth in Section 7.01 of the Parent Disclosure Schedule or as required by Applicable Law, Parent shall, and shall cause each of its Subsidiaries to conduct its business in the ordinary course consistent with past practice and use reasonable efforts to preserve intact its business organizations and relationships with Third Parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement or as required by Applicable Law, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), from the date hereof until the Effective Time Parent shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) (i) split, combine or reclassify any shares of its capital stock (except in connection with a reverse stock split taken by Parent to maintain its listing on the NASDAQ Capital Market LLC), (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly-owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of Parent or any of its Subsidiaries, except in connection with (A) the payment of the exercise price of a stock option, (B) tax withholding in connection with the exercise of a stock option or the vesting or settlement of a restricted share or restricted share unit or (C) repurchases of Parent Stock pursuant to Parent’s existing stock repurchase plan in accordance with Rule 10b-18 of the 1934 Act;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any securities of Parent or any of its Subsidiaries, other than the issuance of (A) stock options or other equity compensation arrangements in the ordinary course of business consistent with past practices, including annual grants of restricted stock units to Parent’s employees (B) any shares of Parent Stock upon the exercise of Parent stock options or other equity compensation arrangements that are outstanding on the date of this Agreement or issued in compliance with the preceding clause (A), in each case in accordance with the terms of those options or arrangements and (C) any securities of a Subsidiary of Parent to Parent or any other Subsidiary of Parent or (ii) amend in any material respect any term of any securities of Parent or any of its Subsidiaries (in each case, whether by merger, consolidation or otherwise); or

(d) sell, lease or otherwise transfer, or create or incur any Lien other than Permitted Liens on any of Parent’s assets, securities, properties, interests or businesses, other than (i) sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice and (ii) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $100,000 individually or $250,000 in the aggregate;

(e) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(f) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof having an aggregate principal amount (together with all other indebtedness for borrowed money of the Parent) outstanding at any time greater than $250,000;

(f) change Parent’s methods of accounting, except as required by concurrent changes in GAAP or Applicable Law or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(h) make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, file any amended tax return, enter into any closing agreement, settle any material Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(i) (i) except as required by Applicable Law, (A) increase the compensation payable or that could become payable by Parent to directors, officers or employees, (B) enter into or amend in any material respect, any existing employment, severance, retention or change in control agreement with any of its past or present officers or employees, (C) promote any officers or employees, except in connection with Parent’s regular compensation review cycle or as the result of the termination or resignation of any officer or employee, or (D) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action that would accelerate rights under any Parent Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Parent Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Parent Employee Plan, other than contributions required by Applicable Law, the terms of such Parent Employee Plan as in effect on the date hereof, or (ii) pay or enter into a contract to pay any “stay bonus,” “closing bonus” or any other bonus or compensation in connection with the execution and delivery of this Agreement or the transactions contemplated hereby;

(j) make any widespread communication with the employees of Parent or make any commitments to any employees regarding the compensation, benefits or other treatment they will receive in connection with the Merger, unless any such communications are consistent in all respects with prior directives or documentation approved by Company (in which case, Parent shall provide the Company with prior notice of and the opportunity to review and comment upon any such written or other formal or group communications);

(k) other than Merger Subsidiary, form any Subsidiary, acquire any equity interest or other interest in any other entity or enter into any joint venture, partnership or similar arrangement;

(l) commence or settle any Proceeding, except with respect to routine matters in the ordinary course of business;

(m) hire or terminate any employee or independent contractor outside of the ordinary course of business or with annual aggregate compensation in excess of $100,000; or

(n) agree, resolve or commit to do any of the foregoing.

Section 7.02. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03. Parent Shareholder Meeting.

(a) So long as the Special Committee has not made an Adverse Recommendation Change (as hereinafter defined) with respect to a Superior Acquisition Proposal, Parent shall cause a meeting of its shareholders (the “Parent Shareholder Meeting”) to be duly called and held as soon as reasonably practicable after the Registration Statement is declared effective under the 1933 Act for the purpose of voting on (i) the approval and adoption of this Agreement and the Merger in accordance with the rules of The NASDAQ Stock Market LLC and (ii) the Amendment to the Articles. The Special Committee shall (i) recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by Parent’s shareholders (the “Special Committee Recommendation”), (ii) use reasonable efforts to obtain the the Parent Shareholder Approval, (iii) not make, withdraw or modify in a manner adverse to Company the Special Committee Recommendation, not fail to include the Special Committee Recommendation in the Proxy Statement, or publicly propose to do any of the foregoing (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”) except as specifically permitted below, (iv) recommend approval of the Amendment to the Articles and (v) otherwise comply with all legal requirements applicable to such meeting.

(b) Notwithstanding anything to the contrary contained in this Agreement, if at any time after the date of this Agreement and prior to the Effective Time, Parent or any of its Representatives receives a bona fide, unsolicited Acquisition Proposal from any Person, and if the Special Committee determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to constitute a Superior Acquisition Proposal and that the failure to take such action would, or would reasonably be expected to, be inconsistent with the directors’ fiduciary duties under Applicable Law, then Parent and its Representatives may, (i) furnish information (including non-public information) with respect to Parent to the Person who has made such Acquisition Proposal; provided that Parent shall concurrently with the delivery to such Person make available to the Company any non-public information concerning Parent that is provided or made available to such Person or its Representatives unless such non-public information has previously been provided to the Company and (ii) engage in or otherwise participate in discussions or negotiations with the Person making such Acquisition Proposal and its Representatives regarding such Acquisition Proposal.

(c) Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, the Special Committee (i) may make an Adverse Recommendation Change other than in response to an Acquisition Proposal if, prior to taking such action, the Special Committee has determined in good faith, after consultation with its independent financial advisors and Maryland Corporate Counsel, both: (a) that an Intervening Event has occurred and (b) that an Adverse Recommendation Change is required to comply with the directors’ fiduciary duties under Applicable Law, provided, however, that, prior to taking such action, (A) Parent has given the Company at least three (3) Business Days’ prior written notice of the existence and nature of the Intervening Event and its intention to take such action, (B) Parent has negotiated, and has caused its Representatives to negotiate, in good faith with the Company during such three (3) Business Day period, to the extent the Company wishes to negotiate, to make such revisions to the terms of this Agreement as would permit the Special Committee to conclude that the Intervening Event no longer forms the basis for the Special Committee to effect an Adverse Recommendation Change, and (C) following the end of the three (3) Business Days’ notice period, the Special Committee shall have determined, after consultation with its independent financial advisors and Maryland Corporate Counsel and the receipt of written legal guidance in connection with such consultation, and giving due consideration to the proposed revisions to the terms of this Agreement to which the Company has irrevocably committed in writing, that the Intervening Event remains such that effecting  an Adverse Recommendation Change is required to comply with the directors’ fiduciary duties under Applicable Law; and (ii) may make an Adverse Recommendation Change and/or authorize, cause or permit Parent to enter into a Parent Acquisition Agreement, in either such case in response to a bona fide, unsolicited Acquisition Proposal, if prior to taking such action, the Special Committee has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that (a) such Acquisition Proposal constitutes a Superior Acquisition Proposal and (b) such action would, or would reasonably be expected to be, required to comply with the directors’ fiduciary duties under Applicable Law; provided, however, that, prior to taking such action, (A) Parent has given the Company at least three (3) Business Days’ prior written notice of its intention to take such action, including the terms and conditions of, and the identity of the Person making, any such Superior Acquisition Proposal and has contemporaneously provided to the Company a copy of such Superior Acquisition Proposal or any proposed Parent Acquisition Agreements (or, in each case, if not provided in writing to Parent, a written summary of the material terms thereof), (B) Parent has negotiated, and has caused its Representatives to negotiate, in good faith with the Company during such three (3) Business Day period, to the extent the Company wishes to negotiate, to make such revisions to the terms of this Agreement as would permit the Special Committee not to effect an Adverse Recommendation Change in connection with a Superior Acquisition Proposal or take any action pursuant to Section 10.01(d)(ii), and (C) following the end of the three (3) Business Days’ notice period, the Special Committee shall have determined, after consultation with its independent financial advisors and outside legal counsel, and giving due consideration to the revisions to the terms of this Agreement to which the Company has irrevocably committed in writing, that the Acquisition Proposal would nevertheless constitute a Superior Acquisition Proposal and that such action is required to comply with the directors’ fiduciary duties under Applicable Law (it being previously understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice to the

Company as provided above), but with respect to any subsequent notices references herein to a “three (3) Business Day notice period” shall be deemed references to a “two (2) Business Day notice period.”

Section 7.04. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six (6) years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Nevada Law or any other Applicable Law or provided under the Company’s articles of incorporation and bylaws in effect on the date hereof or agreements between an Indemnified Person and the Company or any of its Subsidiaries as of the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b) For six (6) years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s articles of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence in the Company’s articles of incorporation and bylaws on the date of this Agreement.

(c) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain (from the Company’s current insurance carrier or from another insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance) and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less advantageous to the Indemnified Persons under the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any other matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such tail policy and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto. If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less advantageous to the Indemnified Persons than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase comparable D&O Insurance for such six (6) year period from another insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance and with terms, conditions, retentions and limits of liability that are no less advantageous to the Indemnified Persons than those provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 250% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 7.04(c) of the Company Disclosure Schedule; and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.04.

(e) The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, or under Nevada Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person and his or her heirs and legal representatives.

Section 7.05. Stock Exchange Listing. Parent shall use reasonable efforts to cause the shares of Parent Stock to be issued as part of the Merger Consideration to be to be approved for quotation on the NASDAQ Capital Market, subject to official notice of issuance.

Section 7.06. Employee Matters.

(a) Immediately following the Effective Time through the date that is six (6) months from the Closing Date (the “Benefits Continuation Period”), Parent shall, and shall cause it Subsidiaries (including the Surviving Corporation) to, provide each continuing employee of the Company and its Subsidiaries (the “Continuing Employees”) with (i) base salary (or base wages) and annualized cash target bonuses, in the aggregate, no less favorable than the base salary (or base wages) and annualized cash target bonuses, in the aggregate, provided to such Continuing Employee immediately prior to the Effective Time, and (ii) benefits (other than bonuses, equity-based and incentive based benefits) that are substantially comparable in the aggregate to the employee benefits provided to such Continuing Employee as of the date of this Agreement. From and after the Effective Time, for the purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any benefit plan or arrangement of Parent, the Surviving Corporation or any of their respective Affiliates, Parent shall, and shall cause its Subsidiaries (including, the Surviving Corporation) to, cause each Continuing Employee to receive service credit for service with the Company and its Subsidiaries to the same extent such service credit was granted under the Company Employee Plans (other than for the purposes of benefit accrual under a defined benefit plan) immediately prior to the Effective Time. Parent shall, and shall cause its Subsidiaries and Affiliates (including, the Surviving Corporation) to (i) waive all limitations as to preexisting conditions, exclusions, waiting periods, actively-at-work requirements, evidence-of-insurability requirements and all other limitations and restrictions with respect to participation and coverage requirements applicable to the Continuing Employees (and any spouses, domestic partners, dependents and beneficiaries thereof) under any welfare benefit plans that such individuals may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare benefit plan maintained for the Continuing Employees immediately prior to the Effective Time.

(b) Notwithstanding the foregoing, the provisions of Section 7.06(a) shall apply only with respect to Continuing Employees who are covered under Company Employee Plans that are maintained primarily for the benefit of employees of the Company employed in the United States (including Continuing Employees regularly employed outside the United States to the extent they participate in such Company Employee Plans). With respect to Continuing Employees not described in the preceding sentence, from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, comply with all Applicable Laws relating to employees and employee benefits matters applicable to such employees.

(c) Without limiting the generality of Section 11.06, the provisions of this Section 7.06 are solely for the benefit of the parties to this Agreement, and no current or former employee or other service provider or other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement. Nothing contained in this Agreement shall (i) constitute or be deemed to be an amendment to any Company Employee Plan or any other compensation or benefit plan, program or arrangement of the Company, Parent or any of their respective Subsidiaries for any purpose, (ii) confer or create any agreement of, or right to, employment for any Person, (iii) guarantee employment for any period of time, or preclude the ability of Parent or the Surviving Corporation and its Subsidiaries to terminate any employee of the Company or any of its Subsidiaries for any reason, (iii) require Parent or the Surviving Corporation or any of their respective Subsidiaries to continue any Company Employee Plan, employee benefits plans or arrangements or prevent the amendment, modification or termination thereof, in accordance with the terms thereof and Applicable Law.

Section 7.07. Parent Board. Parent shall take all appropriate action to appoint three Company nominees (which nominees shall be selected by the Company) to the Board of Directors of Parent promptly at the Effective Time and cause three (3) directors of Parent to resign, such that the entire Board of Directors of Parent shall be comprised of four (4) directors, all in accordance with Parent’s bylaws. Such nominee’s appointment to the Board of Directors of Parent shall be subject to the consent of such nominees and the information and notice requirements proscribed under the 1934 Act (the “Board Re-composition”).

Section 7.08. Merger Consideration. Parent shall take all appropriate actions to cause the Merger Consideration to, at the Effective Time, after giving effect to the issuance thereto, constitute eighty-three percent (83%) of the issued and outstanding common stock of Parent on a fully-diluted basis.

Section 7.09. Other Filings. Not less than ten (10) days prior to the date of the actions contemplated under Section 7.07, Parent will file Form 14F-1 with the SEC.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Reasonable Efforts. Subject to the terms and conditions of this Agreement, the Company and Parent shall use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that the reasonable efforts of any party hereto shall not be deemed to include (A) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (B) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the Surviving Corporation’s Subsidiaries or any portion of their respective Affiliates’ businesses, assets or properties.

Section 8.02. Proxy Statement; Registration Statement. (a) As promptly as practicable after the date hereof, Parent shall prepare and file the Proxy Statement and the Registration Statement (in which the Proxy Statement will be included) with the SEC. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such the preparation and filing of the Proxy Statement and Registration Statement. No filing of, or amendment or supplement to, the Registration Statement or Proxy Statement will be made by Parent without providing the Company a reasonable opportunity to review and comment thereon. Parent shall use commercially reasonable efforts to cause the Registration Statement to become effective under the 1933 Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Subject to Section 7.03(b) and (c) above, the Proxy Statement shall include the recommendation of the Board of Directors of Parent in favor of approval and adoption of this Agreement and the Merger and the Amendment to the Articles as well as any other proposals required to be approved with respect thereto by the rules of The NASDAQ Stock Market LLC. Parent shall use reasonable efforts to cause the Proxy Statement to be mailed to its shareholders as promptly as practicable after the Registration Statement becomes effective. Parent shall promptly provide copies, consult with the Company and prepare written responses with respect to any written comments received from the SEC with respect to the Proxy Statement and the Registration Statement and advise the Company of any oral comments received from the SEC. Parent shall use commercially reasonable efforts to ensure that the Registration Statement and the Proxy Statement comply in all material respects with the rules and regulations promulgated by the SEC under the 1933 Act and the 1934 Act, respectively.

(b) Parent shall make all necessary filings with respect to the Merger and the transactions contemplated hereby under the 1933 Act and the 1934 Act and applicable state “blue sky” laws and the rules and regulations thereunder. Parent will advise Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If, at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of Parent.

Section 8.03. Public Announcements. Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call without the consent of the other party.

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any Proceedings commenced, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 9.02(a) and 9.02(c) not to be satisfied; and

(e) any failure of that party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided that the delivery of any notice pursuant to this Section 8.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Parent Shareholder Approval shall have been obtained in accordance with the MGCL and the Rules of The NASDAQ Stock Market LLC;

(b) no Applicable Law shall prohibit the consummation of the Merger;

(c) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

(d) the shares of Parent Stock (including shares of Parent Stock underlying the Parent’s Series A Convertible Preferred Stock) to be issued in the Merger shall have been approved for quotation on the NASDAQ Capital Market, subject to official notice of issuance;

(e) Parent shall have filed the Series A Articles Supplementary and the Amendment to the Articles with the State Department of Assessments and Taxation of the State of Maryland;

(f) the Company shall deliver evidence to Parent, as of the Effective Time, $2.5 million in Net Cash. For purposes hereof, “Net Cash” shall be defined as the total current assets minus the total current liabilities of the Company, as of the Closing Date;

(g) the Financing Transactions shall be complete and the Financing Documents shall be in full force and effect;

(h) the Parties shall have received from each other evidence, satisfactory in form and substance to each Party, that the Transactions, including the Merger and Financing Transactions, should qualify as a nontaxable capital contribution from Company Shareholders to Parent under Section 368(a)(1)(A) of the Code;

(i) each Party shall have received the specified closing deliverables set forth on Section 2.02; and

(j) Parent shall have satisfied its obligations under Section 7.09 herein.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto subject to materiality and Company Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (ii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

(b) there shall not be in effect any restraining order, preliminary or permanent injunction or other similar order by any Governmental Authority and there shall not have been instituted or pending any action or proceeding by any Governmental Authority, in any such case (i) prohibiting, challenging or seeking to make illegal or otherwise directly or indirectly seeking to restrain or prohibit the consummation of the Merger, (ii) seeking to restrain or prohibit Parent’s, Merger Subsidiary’s or any of Parent’s other Affiliates’ (A) ability effectively to exercise full rights of ownership of the stock of the Surviving Corporation, including the right to vote any shares of Company Stock acquired or owned by Parent, Merger Subsidiary or any of Parent’s other Affiliates following the Effective Time on all matters properly presented to the Company’s shareholders, or (B) ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole or (iii) seeking to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole;

(c) there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and

(d) the Company’s acquisition of OneClick International, LLC and OneClick License, LLC and each company’s subsidiaries shall be complete and the acquisition agreement related thereto shall be in full force and effect.

Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent and Merger Subsidiary contained in this Agreement or in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto (subject to materiality and Parent Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect; and

(b) there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a)	by mutual written agreement of the Company and Parent;

(b)	by either the Company or Parent, if:

(i) the Merger has not been consummated on or before December 31, 2017 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated on or before the End Date;

(ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such injunction shall have become final and nonappealable; or

(iii) at the Parent Shareholder Meeting (including any adjournment or postponement thereof), the Parent Shareholder Approval shall not have been obtained; or

(c)	by Company, if:

(i) an Adverse Recommendation Change shall have occurred or the Special Committee shall have failed to reaffirm the Special Committee Recommendation as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so from Company; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date.

(d)	by Parent, if:

(i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date;

(ii) prior to the Effective Time, Parent receives a Superior Acquisition Proposal provided that Parent has complied with its obligations in Sections 7.03(b) and (c) and the Special Committee has made an Adverse Recommendation Change with respect to such Superior Acquisition Proposal; or

(iii) the Company has not complied with its obligations under Section 6.06.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided, that, if such termination shall result from the intentional (i) breach by any party of any representation or warranty on the part of such party set forth in this Agreement or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 10.02 and Article 11 (other than Section 11.13) shall survive any termination hereof pursuant to Section 10.01.

Section 10.03. Termination Fee. If (i) this Agreement is terminated by Parent pursuant to Section 10.01(d)(ii) or (ii) (A) Parent makes an Adverse Recommendation Change for an Intervening Event and (B) at the Parent Shareholder Meeting (including any adjournment or postponement thereof), the Parent Shareholder Approval is not obtained, then Parent shall pay to the Company (or as directed by the Company), by wire transfer of same day funds, an amount equal to $1,000,000 (the “Parent Termination Fee”), prior to or concurrently with such termination or such failure to obtain the Parent Shareholder Approval. In the event that Parent shall fail to pay the Parent Termination Fee when due, Parent shall also be liable for the costs and expenses actually incurred or accrued by the Company (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 10.03.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and email transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

InfoSonics Corporation

3636 Nobel Drive, Suite #325

San Diego, CA 92122

Attn: Vern LoForti

with a copy to:

Perkins Coie LLP

1888 Century Park East, Suite 1700

Los Angeles, CA 90067

Attn: David Katz

if to the Company, to:

Cooltech Holdings Corp.

48 NW 25th St

Suite 107/108

Miami, FL 33127

Fax 786-9990903

Attn: Mauricio Diaz

with a copy to:

Sichenzia Ross Ference Kesner LLP

61 Broadway, 32nd Floor

New York, NY 10006

Attn: Harvey J. Kesner

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 11.02. Survival of Representations and Warranties. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Article 2, Sections 7.04, 7.05, 7.06, 11.06, 11.07, 11.08 and this Section 11.02.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Parent Shareholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the shareholders of Parent under laws of the state of Maryland without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses.

(a) General. Except as otherwise provided herein, all Transaction Expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Other Costs and Expenses. Each of the Company and Parent shall be responsible for their own Transaction Expenses in connection with their obligations under this Agreement.

(c) Payment of Parent Transaction Expenses. Parent may use up to $1,000,000 of the proceeds derived from the Stock Purchase Agreements to pay any Transaction Expenses owed by Parent.

Section 11.05. Disclosure Schedule and SEC Document References.

(a) The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

(b) The parties hereto agree that any information contained in any part of any Parent SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) Parent’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that information concurrently with such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed; provided that in no event shall any information contained in any part of any Parent SEC Document entitled “Risk Factors” or containing a description or explanation of forward-looking statements be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any party contained in this Agreement.

Section 11.06. Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.04, shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, except as provided in Section 7.04.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state (except that the provisions of the laws of the State of New York shall apply with respect to the effectiveness of the merger, fiduciary duties and any provisions set forth herein that are required to be governed by such laws or where such laws are otherwise mandatorily applicable to the transactions contemplated hereby).

Section 11.08. Jurisdiction. (a) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in any federal court located in the State of New York, County of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party. Each party hereto further irrevocably and unconditionally (i) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise any claim (x) that it is not personally subject to the personal jurisdiction of such court or (y) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (ii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts.]

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures received as a “.pdf” attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, except where this Agreement is terminated in accordance with Section 10.01, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of New York, County of New York, in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the other party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

COOLTECH HOLDING CORP.

By:	/s/ Mauricio Diaz
	Name:	Mauricio Diaz
	Title:	Chief Executive Officer

INFOSONICS CORPORATION

By:	/s/ Vernon LoForti
	Name:	Vernon LoForti
	Title:	Vice President, Chief Financial Officer and Corporate Secretary

INFOSONICS ACQUISITION SUB, INC.

By:	/s/ Vernon LoForti
	Name:	Vernon LoForti
	Title:	Secretary